UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Filed by a Party other than the Registrant                                                 [  ]

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1 AVX Boulevard    •     Fountain Inn, South Carolina 29644

To our Shareholders:

The Annual Meeting of Shareholders of AVX Corporation (the "Company"), a Delaware corporation, will be held at the Company’s headquarters at 1 AVX Boulevard, Fountain Inn, SC 29644, on Wednesday, July 20, 2011, at 10:00 a.m., for the following purposes as described in the accompanying proxy statement:

1.	To elect as a Class III Director the three nominees for such office in the attached proxy statement;

2.	To ratify the appointment of PricewaterhouseCoopers, LLP as the Company’s independent accountants for the fiscal year ending March 31, 2012;

3.	To hold an advisory vote on the Company’s executive compensation;

4.	To hold an advisory vote on the frequency of future shareholder votes on executive compensation; and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record of the Company on May 27, 2011, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about June 10, 2011, we will mail our shareholders a Notice Regarding Availability of Proxy Material (the “Notice of Internet Availability”), in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders and any adjournments or postponements thereof. On the date of mailing, we will make our Proxy Statement, including this Notice of Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 (in lieu of a separate annual report), accessible on the Internet according to the instructions provided in the Notice of Internet Availability. The Notice of Internet Availability will instruct you how on you may access and review all of the important information contained in the proxy materials, how you may submit your proxy over the Internet or by mail, and how to receive a printed copy of our proxy materials. Our Annual Report on Form 10-K is also available electronically to shareholders on the Company’s website at www.avx.com.

In order for your shares of stock to be represented at the Annual Meeting, please complete, date and sign the proxy card and return it promptly, or use telephone or Internet voting (as explained in the Notice of Internet Availability and in the proxy voting instructions attached to the proxy card) before the Annual Meeting.  If you attend the Annual Meeting, you may vote in person even if you have previously voted.

Kurt Cummings Corporate Secretary

Fountain Inn, South Carolina

June 9, 2011

YOUR VOTE IS IMPORTANT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 20, 2011.

THE PROXY STATEMENT AND THE 2011 ANNUAL REPORT OF AVX CORPORATION ARE AVAILABLE AT WWW.PROXYVOTE.COM.

TABLE OF CONTENTS

AVX Corporation
1 AVX Boulevard, Fountain Inn, SC 29644
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PROXY STATEMENT
Annual Meeting of Shareholders
To be held Wednesday, July 20, 2011
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INTRODUCTION

This Proxy Statement is furnished to the shareholders of AVX Corporation ("AVX" or the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders (as may be adjourned, the "Annual Meeting") to be held on Wednesday, July 20, 2011, at 10:00 a.m., at the Company’s headquarters, 1 AVX Boulevard, Fountain Inn, SC 29644, and any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying Notice of Annual Meeting and form of proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, will be made available electronically to shareholders over the Internet on or about June 10, 2011.

Each share of AVX common stock, par value $0.01 per share (the "Common Stock"), outstanding at the close of business on May 27, 2011, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 27, 2011, 170,124,587 shares of Common Stock were outstanding.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy.  In the event that voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board.  Shareholders have the right to revoke their proxies at any time prior to a vote being taken by: (i) delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company's principal offices; (ii) delivering a proxy bearing a later date or time than the proxy being revoked; (iii) resubmitting a vote by telephone or Internet (as explained in the proxy voting instructions attached to the proxy card); or (iv) voting in person at the Annual Meeting. You may attend the Annual Meeting and vote in person if you are a shareholder of record on May 27, 2011. If your shares are held in “street name” by your broker or bank, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name.

The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business.  The election of directors and the advisory vote on the frequency of an advisory vote on executive compensation shall be determined by a plurality of the votes of stockholders of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting.  All of the other proposed matters shall be decided by a majority of the votes cast by the holders of the Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.  Proxies indicating shareholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual Meeting for purposes of determining whether there is a quorum present. Abstentions will also be counted as a vote cast on any proposal (other than the election of directors and the advisory vote on the frequency of the advisory vote on executive compensation) and, accordingly, will have the effect of a vote against the proposal.  Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter.

The Company has been informed by the Trustee for the Company's retirement plans that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received with respect to any shares, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto.  If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment.  Discretionary authority to do so is conferred by the proxy.

Holders of our common stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposals to be considered at the Annual Meeting.

PROPOSAL I
ELECTION OF DIRECTORS

NOMINATIONS FOR THE BOARD OF DIRECTORS

The Board of Directors has fixed the size of the Board at ten (10).  It is currently divided into three classes elected for staggered three year terms.  Each director holds office until a successor has been duly elected and qualified, or until such director’s death, resignation, or removal in the manner provided in the Company’s Bylaws.  The Board of Directors proposes that the nominees identified below have the industry experience, qualifications, attributes and skills to be effective Directors and be elected as directors to serve for the terms indicated.

Directors Standing for Election

CLASS III

Term expiring at the Annual Meeting in 2014

KENSUKE ITOH	Age 73
Member of the Board since 2008. Retired from the Board in 2007 having been a member since 1990. Advisor of Kyocera Corporation (“Kyocera”), the Company’s majority shareholder, since June 2009.  Advisor and Director of Kyocera from 2005 to June 2009.  Chairman of the Board and Representative Director of Kyocera from 1999 to 2005.  Kensuke Itoh’s experience in numerous operational, management and executive positions at Kyocera since its founding makes him uniquely qualified to serve as a director of the Company.

TATSUMI MAEDA	Age 57
Member of the Board since October 2009.  Vice President and Representative Director of Kyocera since April 2009.  Director and Senior Managing Executive Officer of Kyocera from 2008 to March 2009.  Senior Managing Executive Officer of Kyocera from 2007 to 2008.  Managing Executive Officer of Kyocera from 2003 to 2007.  Tatsumi Maeda’s experience in various Kyocera operations make him well qualified to serve on the Board of the Company.

DONALD B. CHRISTIANSEN	Age 72
Member of the Board since 2002.  Retired from AVX in 2000.  Senior Vice President of Finance, Chief Financial Officer and Treasurer of AVX from 1997 to 2000.  Vice President of Finance, Chief Financial Officer and Treasurer from 1994 to 1997.  Chief Financial Officer from 1992 to 1994.  Member of the Board from 1992 to 2000. Mr. Christiansen’s significant financial and business experience resulting from senior executive and financial roles with AVX and within the industry make him eminently qualified to be a director of the Company and to serve as the financial expert on the Audit Committee.

The three persons listed above have been nominated for election by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast FOR the election of each of the three persons listed above as directors. In the event that any of the nominees should become unavailable to stand for election, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted FOR such substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" ELECTION OF THE PERSONS LISTED ABOVE.

Directors Continuing in Office

CLASS I

Term expiring at the Annual Meeting in 2013

KAZUO INAMORI	Age 79
Chairman Emeritus of the Board since 1997. Chairman Emeritus of the Board of Kyocera since 2005. Chairman Emeritus and Director of Kyocera from 1997 to 2005.  Kazuo Inamori’s experience managing Kyocera’s global operations since founding Kyocera makes him a valuable resource on the Board.

DAVID A. DECENZO	Age 56
Member of the Board since 2007. President of Coastal Carolina University in South Carolina (“CCU”) since 2007.  From 2006 to 2007 Senior Vice President of Academic Affairs and Provost at CCU.  From 2002 to 2006, Dean of the E. Craig Wall, Sr., Wall College of Business Administration at CCU. From 1992 to 2002, Director of partnership development in the College of Business and Economics at Towson University in Maryland.   Mr. DeCenzo’s extensive experience in the academic and business community brings a unique perspective to the Board and its activities and makes him well qualified to serve as a director of the Company.

TETSUO KUBA	Age 57
Member of the Board since May 2009.  President and Representative Director of Kyocera since April 2009.  Director and Senior Managing Executive Officer of Kyocera from 2008 to March 2009.  Senior Managing Executive Officer of Kyocera from 2007 to 2008 and Managing Executive Officer of Kyocera from 2005 to 2007 and Executive Officer of Kyocera from 2003 to 2005.  Tetsuo Kuba’s experience in various management roles at Kyocera makes him well qualified to serve as a director of the Company.

CLASS II

Term expiring at the Annual Meeting in 2012

JOHN S. GILBERTSON	Age 67
Chairman of the Board since 2008. Member of the Board since 1990. Chief Executive Officer since 2001. President since 1997.  Chief Operating Officer from 1994 to 2001. Executive Vice President from 1992 to 1997, Senior Vice President from 1990 to 1992 and employed by the Company since 1981.  Director of Kyocera since 1995.  Member of the Board of Directors of Kyocera International Inc. (“KII”), a U.S. subsidiary of Kyocera, since 2001. Mr. Gilbertson’s varied experience in managing the Company’s business makes him uniquely qualified for the Board.

MAKOTO KAWAMURA	Age 61
Member of the Board since 2006. Chairman of the Board and Representative Director of Kyocera since April 2009. President and Representative Director of Kyocera from 2005 to March 2009.  Managing Executive Officer of Kyocera from 2003 to 2005.  Makoto Kawamura’ experience in the operations at Kyocera and on its Board of Directors makes him well qualified to serve on the Board of the Company.

RODNEY N. LANTHORNE	Age 66
Member of the Board since 1990. Vice Chairman of KII since 2009. President and Director of KII from 1987 to 2009.  Director of Kyocera since 1988. Mr. Lanthorne’s qualifications to sit on the Board of Directors include his extensive executive leadership, financial expertise, and international business experience as President of KII.

JOSEPH STACH	Age 72
Member of the Board since 2004.  Retired since 2003.  Vice President of Advanced Energy Industries, a manufacturer of products for hi-tech manufacturing processes, from 1998 to 2003.  Chairman, CEO and President of RF Power Products, Inc., a manufacturer and distributor of radio frequency power delivery systems, from 1991 to 1998.  The Company believes that Mr. Stach’s qualifications to sit on its Board of Directors include his extensive executive leadership and management experience in the high tech manufacturing industry as Vice President of Advanced Energy Industries and executive positions with RF Power products.

PROPOSAL II
PROPOSED RATIFICATION OF
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP ("PwC"), an independent registered public accounting firm, as the independent accountants to examine and audit the accounts of the Company for the fiscal year ending March 31, 2012. Although the Company’s Bylaws do not require that shareholders ratify the appointment of PricewaterhouseCoopers LLP as outside auditors, the Board determined that annual selection of the outside auditors would be so submitted as a matter of good corporate governance.  In the event that ratification of this selection of independent accountants is not approved by the shareholders, the Audit Committee will reconsider the selection of independent accountants.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent accountants at any time during the year.

A representative of PwC is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

See “Report of the Audit Committee – Principal Independent Registered Public Accounting Firm Fees” for information relating to the fees of PwC during fiscal 2010 and fiscal 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

PROPOSAL III
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by rules promulgated by the Securities Exchange Commission (the “SEC”) under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), enacted in July 2010, the Company is providing shareholders with an advisory (non-binding) vote on compensation (sometimes referred to as “say on pay”) for our Named Executive Officers (as defined below in “Executive Compensation”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking the shareholders to approve the compensation of our Named Executive Officers as disclosed herein by adopting the following advisory resolution at the 2011 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the company’s proxy statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the fiscal year 2011 Summary Compensation Table and the other related tables and disclosure.”

This vote is nonbinding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent there is any significant vote against our Named Executive Officer compensation.

As described in detail under the heading “Compensation Discussion and Analysis,” the objective of the Company’s executive compensation programs is to enable the Company to attract, retain and motivate highly qualified management professionals who are encouraged to work as a team to accomplish the Company’s goals and objectives.  The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization.

We encourage you to review the “Compensation Discussion and Analysis” and the accompanying compensation tables and believe that you will find the disclosures demonstrate that in fiscal year 2011, AVX’s compensation achieved our goal of providing pay for performance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE PROXY STATEMENT.

PROPOSAL IV
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Dodd-Frank, and the SEC’s rules promulgated thereunder, also provide that shareholders be given the opportunity to cast an advisory (non-binding) vote on whether the Company should conduct an advisory vote on executive compensation vote every year, every two years, or every three years.

Our Board of Directors has determined that an advisory vote on executive compensation every three years is the appropriate frequency for the Company. The Company values the direct input it receives from shareholders on executive compensation and other matters. Our compensation policies have been consistently applied during the past three years, and have been effective in retaining highly qualified management professionals. Our Board of Directors therefore recommends that you vote for a three-year frequency for the advisory vote on executive compensation.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every year, every two years, every three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

The option on the frequency of the advisory vote on the compensation of our Named Executive Officers that receives the most votes from shareholders will be considered by the Board and the Compensation Committee as the shareholders’ recommendation as to the frequency of future advisory votes on our compensation philosophy, policies and practices. However, the outcome of this advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers is not binding on us or our Board. Nevertheless, our Board will review and consider the outcome of this vote when considering the frequency of future advisory votes on the compensation of our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION THAT FUTURE ADVISORY VOTES ON THE EXECUTIVE COMPENSATION OF THE COMPANY BE CONDUCTED EVERY THREE YEARS.

Ownership of Securities by Directors, Director Nominees and Executive Officers

The Common Stock is the only class of equity securities of the Company outstanding.  As of March 31, 2011, the directors, director nominees and each executive officer currently named in the Summary Compensation Table below, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned (i) shares of Common Stock of the Company and (ii) equity securities of Kyocera, as follows:

Name	Amount and Nature of Beneficial Ownership of Outstanding AVX Shares (1)	Number of AVX Shares Underlying Exercisable Options (2)	Total AVX Shares	Percentage of AVX Common Stock (3)	Amount and Nature of Beneficial Ownership of Outstanding Kyocera Equity Securities (1)	Percentage of Kyocera Equity Securities (4)

Kazuo Inamori	20,000	30,000	50,000	*	11,486,165 (5)	6.26%
John S. Gilbertson	34,499	851,500	885,999	*	12,927	*
Kensuke Itoh	6,000	-	6,000	*	523,072	*
Makoto Kawamura	1,000	15,000	16,000	*	3,707	*
Tetsuo Kuba	1,100	-	1,100	*	4,475	*
Tatsumi Maeda	1,000	-	1,000	*	2,507	*
Rodney N. Lanthorne	2,000	30,000	32,000	*	753	*
Donald B. Christiansen	12,334	25,000	37,334	*	-	*
David DeCenzo	1,000	15,000	16,000	*	-	*
Joseph Stach	1,000	30,000	31,000	*	-	*
C. Marshall Jackson	33,174	123,750	156,924	*	5,898	*
Pete Venuto	671	102,500	103,171	*	604	*
Peter Collis	-	143,400	143,400	*	-	*
Kurt Cummings	12,990	98,750	111,740	*	242	*

All directors, director nominees and executive officers as a group
(A total of 19 individuals including those named above)	165,890	1,754,280	1,920,170	1.12%	12,042,159	6.56%

    * Less than 1%

(1)
Includes interests, if any, in shares held in the AVX Nonqualified Supplemental Retirement Plan and AVX Corporation Retirement Plan Trusts and shares that are owned directly by or jointly with family members. Does not include shares of AVX held by Kyocera that may be deemed to be beneficially owned by the above-named persons that are also directors of Kyocera. See the AVX shares beneficially owned by Kyocera in the “Security Ownership of Certain Beneficial Owners” table below.

(2)
Includes AVX shares underlying options exercisable as of March 31, 2011, and options which become exercisable within 60 days thereafter under the AVX Corporation  1995 Stock Option Plan (the “1995 Stock Option Plan”), the AVX Corporation 2004 Stock Option Plan (the “2004 Stock Option Plan” and, together with the 1995 Stock Option Plan, the “Stock Option Plans”), the AVX Corporation Non-Employee Directors’ Stock Option Plan (the “Non-Employee Directors’ Stock Option Plan”), or the AVX Corporation 2004 Non-Employee Directors' Stock Option Plan (the “2004 Non-Employee Directors' Stock Option Plan” and, together with the  Non-Employee Directors' Stock Option Plan, the “Non-Employee Directors' Stock Option Plans”).

(3)	Based on a total number of 170,140,977 shares of Common Stock outstanding as of March 31, 2011.

(4)	Based on a total number of 183,512,969 shares of Kyocera equity securities outstanding as of March 31, 2011.

(5)
Includes 4,680,000 shares held by the Inamori Foundation as to which Mr. Inamori, as President of the foundation, may be deemed to have voting and investment power.  The aforementioned shares are not included in the total shares held by all directors and executive officers as a group.

The information provided in the above chart as to each director and Named Executive Officer, individually, and all directors and executive officers as a group, is based, in part, on information received from such individuals.

Security Ownership of Certain Beneficial Owners
Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of the Company's Common Stock as of March 31, 2011.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
Kyocera Corporation 6 Takeda Tobadono-cho Fushimi-ku, Kyoto 612-8501, Japan	121,800,000	(2)	71.6%

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	8,794,602	(3)	5.17%

(1) Based on a total number of 170,140,977 shares of Common Stock outstanding as of March 31, 2011.

(2) The shares held by Kyocera are subject to the voting and investment control of Kyocera's Board of Directors.

(3)      Shares shown as beneficially owned by Royce & Associates, LLC are reported in a Form 13G filed by Royce & Associates, LLC dated as of
  January 11, 2011.  Based on that filing, Royce & Associates, LLC has sole voting power with respect to 8,794,602 shares and sole dispositive power with respect to 8,794,602 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership of any class of the Company's equity securities.  To the Company's knowledge, during the fiscal year ended March 31, 2011, all of its directors, officers and persons who hold more than 10% of the Common Stock complied on a timely basis with all applicable Section 16(a) filing requirements.

Board of Directors – Governance

The Board has adopted Corporate Governance Guidelines to assist it in the performance of its duties and the exercise of its responsibilities and in accordance with the listing requirements of the New York Stock Exchange ("NYSE").  The guidelines are available on the Company's website at www.avx.com in the "Corporate Information – Corporate Governance" section.  The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees.  The code is available on the Company's website at www.avx.com in the "Corporate Information – Corporate Governance" section.

Because a majority of the Company's shares are owned by Kyocera, the Company is considered a "controlled company" under the applicable rules of the NYSE.  Accordingly, the Company is not required to, and does not have a Board of Directors with a majority of independent directors or Nominating/Corporate Governance and Compensation Committees composed entirely of independent directors.  Nevertheless, the Board has determined that Messrs. Christiansen, DeCenzo and Stach are independent under NYSE listing standards.  In addition to the NYSE’s standards, the Board has determined that an independent director is one who is free from any relationship that would interfere with his or her exercise of independent business judgment, receives no compensation from the Company or its subsidiaries other than director’s fees and is not an affiliate of the Company or its subsidiaries.  The AVX/Kyocera Foundation, which may be considered an affiliate of the Company, donated $27,500 to CCU during the fiscal year ended March 31, 2010 and $1,500 during the fiscal year ended March 31, 2011 for educational purposes.  The Board considered Mr. DeCenzo’s position at CCU, and has determined that such donations do not impair Mr. DeCenzo’s independence.

Board of Directors – Leadership Structure

The Board of Directors of AVX Corporation is responsible for overseeing the business, property and affairs of the Company. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer, participating in presentations regarding the operations made by the business managers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

The Board is currently composed of John Gilbertson, who has served as Chairman of the Board, President and Chief Executive Officer of the Company since 2008, and nine additional Directors, three of whom are independent.  Donald Christiansen, one of the independent Directors, has served as Presiding Director since 2008.  The Chairman conducts the actual Board meetings. The Presiding Director organizes and presides over all executive sessions of the Non Management Directors, which are those attended solely by independent Directors.  The other principal responsibilities of the Presiding Director include:

● Counseling the Chairman on issues of interest or concern to the independent Directors;
● Evaluating, along with the members of the Board, the Chairman’s performance; and
● Coordinating an annual Board self-assessment to evaluate the effectiveness of the Board and individual Board members.
The Board is composed of qualified and experienced leaders with the ability to provide oversight to the Company. We believe that all Directors have demonstrated seasoned leadership and are familiar with board processes.

 The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an independent Director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces and are in the best position to evaluate the needs of the Company, the risks facing the Company and how best to maximize the capabilities of the Directors and management to meet those needs.

We believe that at this time with the current management and Board composition, the Company, like many companies, is best served by having one person serve as both Chief Executive Officer and Chairman of the Board. The Board believes that through this leadership structure, John Gilbertson is able to draw on his intimate knowledge of the daily operations of the Company and its relationships with customers and employees to provide the Board with leadership in setting its agenda and properly focusing its discussions. As the individual with primary responsibility for managing our day to day operations, John Gilbertson is also best-positioned to chair regular Board meetings and ensure that key business issues are brought to the Board’s attention. The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, employees, customers and other stakeholders with a unified, single voice. The appointment by the Board of an experienced independent Presiding Director provides additional strength and balance to our Board leadership structure.

Director Nomination Process

The Company's Corporate Governance Guidelines provide that the Board as a whole is responsible for nominating and considering individuals for election to the Board by the shareholders based on candidates suggested by members of the Board, management and shareholders.  As indicated above, the Company has not established a separate Nominating and Governance committee because it is a “controlled company” under the applicable rules of the NYSE.  The Board does not currently operate under a formal written charter when discharging its nominating functions. Although the Board considers diversity of business, academic and leadership experience as factors in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees.

 The Board has not adopted specific objective requirements for service on the Board.  Instead, the Board will consider various factors in determining whether to nominate an individual for election by the shareholders.  Among other things, the Board expects each Director to:

●	understand AVX's businesses and the marketplaces in which it operates;

●	regularly attend meetings of the Board and of the Committees on which he or she serves;

●	review and understand the materials provided in advance of meetings and any other materials provided to the Board from time to time;

●	actively, objectively and constructively participate in meetings and the strategic decision-making processes;

●	share his or her perspective, background, experience, knowledge and insights as they relate to the matters before the Board and its committees; and

●
be reasonably available when requested to advise the Chief Executive Officer and management on specific issues not requiring the attention of the full Board but where an individual director's insights might be helpful to the Chief Executive Officer or management.

The Board will consider candidates recommended by shareholders in the same manner as other candidates.

Shareholders and other interested parties who wish to communicate with the Board (including, in the case of shareholders, in order to recommend or nominate director candidates to the Board), individual Board members, the Chairman of the Board, the Presiding Director or the Non-Management Directors as a group may do so by either of the following means:

●	send correspondence by email to compliance@avxus.com; or
●	write to AVX Corporation, Compliance Office, 1 AVX Boulevard, Fountain Inn, SC 29644.

All questions and concerns will be received and processed by the Corporate Compliance Office.  Questions and concerns relating to AVX's accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee.  Questions and concerns addressed to the Board will be referred to the Presiding Director.  Other questions and concerns will be processed by the Corporate Compliance Office and forwarded to the addressees or distributed at the next scheduled Board meeting, as appropriate.

To be timely, a stockholder's proposal for the recommendation or nomination of directors must be received by the Company in the timeframes described under “Shareholder Proposals” elsewhere in this Proxy Statement.  A shareholder's proposal for nomination must comply with the requirements of the Bylaws of the Company.  Among other things, the Bylaws require that a shareholder’s notice of a director nomination must include a representation that the nominee will not have any undisclosed voting arrangements with respect to such nominee’s actions as director and an agreement to complete a nominee questionnaire relating to such nominee’s independence and other information to be included in a proxy statement pursuant to Regulation 14A under the Exchange Act of 1934, as amended or otherwise requested by the Company.  Such notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as director of the Company if so elected.

Board of Directors – Risk Oversight

       The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees. Through detailed reviews, discussions and presentations by the heads of the Company’s various businesses, the Board reviews and advises with respect to the Company’s business strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those involving the leadership structure, those inherent in the Company’s businesses and compensation programs as well as the risks from external sources such as competitors, the economy, and regulatory and legislative developments.

          These reviews, discussions and presentations are intended to assist the Board and management in its evaluation of the Company’s risk management practices and to promote a culture that actively identifies and manages risk.

          The Audit Committee meets regularly with Company management with regard to the Company’s financial risk management processes, controls and capabilities and with the Company’s Chief Internal Auditor with regard to significant control matters. In addition, the Audit Committee reviews the Company’s procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.

          The Compensation and Equity Compensation Committees oversee the Company’s executive compensation arrangements.  Company management considers the risks arising from the Company’s overall senior management and other employee compensation policies and practices in connection with administering the Management Incentive Plans and Stock Option Plans.

          The Special Advisory Committee reviews and approves all material agreements and transactions not covered by such agreements between the Company and related parties.

Board of Directors - Meetings Held and Committees

The Board held four meetings during the fiscal year ended March 31, 2011. During that period, all of the current directors, except Mr. Itoh, attended at least 75% of the meetings of the Board and meetings of the Committees of the Board on which they served during the period in which they served as directors. The directors are encouraged and expected to attend the Annual Meeting of Shareholders if reasonably possible.  All of the directors except for Mr. Itoh attended the Company's Annual Meeting of Shareholders held on July 21, 2010.

As of June 1, 2011, the Board had the following standing committees and no nominating committee:

Executive Committee.  The Executive Committee has been delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business.  The Executive Committee held no meetings during the fiscal year ended March 31, 2011.  The members of the Executive Committee are Messrs. Inamori (Chairman), Gilbertson, Lanthorne, Itoh, Kawamura, and Kuba.

Audit Committee.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act and operates under a written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of the Company's consolidated financial statements and the financial reporting processes; the systems of internal accounting and financial controls; the annual independent audit of the Company's consolidated financial statements; the independent registered public accounting firm's qualifications and independence; the performance of the Company's internal audit function and independent registered public accounting firm and any other areas of potential financial risks to the Company specified by the Board of Directors. The Audit Committee is also responsible for hiring, retaining and terminating the Company's independent registered public accounting firm.  The Audit Committee met six times during the fiscal year ended March 31, 2011.

The Audit Committee is composed of three members.  The members of the Audit Committee are Messrs. Christiansen (Chairman), Stach and DeCenzo.  Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.  The Board of Directors has determined that the Company has at least one "audit committee financial expert", as defined by the Securities and Exchange Commission ("SEC"), serving on the Audit Committee.  The "audit committee financial expert" designated by the Board is Mr. Christiansen.  The Board of Directors has determined that the members of the Audit Committee are "independent" under the currently applicable rules of the NYSE.

Compensation Committee.  The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company, except for the administration of the Stock Option Plans.  The Compensation Committee, operating under a written charter adopted by the Board of Directors, also has full power and authority over any executive compensation plan approved by the Board for the Company and its subsidiaries, other than the Stock Option Plans, including the issuance of shares of Common Stock, as the Compensation Committee may deem necessary or desirable in accordance with such compensation plans.  The Compensation Committee held one meeting during the fiscal year ended March 31, 2011.  The members of the Compensation Committee are Messrs. Itoh (Chairman), Stach, Kawamura and Kuba.  Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of executive compensation can be found in the Compensation Discussion and Analysis section in this Proxy Statement.

Equity Compensation Committee.  The Equity Compensation Committee, operating under a written charter adopted by the Board of Directors, is responsible for any action on all matters concerning the Stock Option Plans. This committee consists of Messrs. DeCenzo (Chairman), Itoh, Kawamura, Kuba and Stach.  The Equity Compensation Committee held one meeting during the fiscal year ended March 31, 2011.

Special Advisory Committee.  The Special Advisory Committee is composed of independent directors.  The committee is required to review and approve all material agreements and transactions not covered by such agreements between the Company and related parties (including any agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K) and to meet periodically in executive session. The Board of Directors has adopted a written charter for the Special Advisory Committee. The Special Advisory Committee held three meetings during the fiscal year ended March 31, 2011. The members of the Special Advisory Committee are Messrs. Stach (Chairman), DeCenzo and Christiansen.

The Board of Directors has adopted written charters for the Audit, Compensation, Equity Compensation and Special Advisory Committees.  The charters, as amended, are available on the Company's website at www.avx.com in the "Corporate Information – Corporate Governance" section.

Director Compensation

The Board of Directors determines compensation for all directors. The following table and narrative provides information related to the compensation of directors during fiscal 2011.

	Fees Earned or Paid in Cash	Option Awards	Total
Name (1)	($)	($) (2) (3)	($)

Kazuo Inamori	8,100	50,993	59,093
Kensuke Itoh	10,800	-	10,800
Makoto Kawamura	13,500	-	13,500
Tetsuo Kuba	16,200	-	16,200
Tatsumi Maeda	10,800	50,993	61,793
Rodney N. Lanthorne	10,800	50,993	61,793
Donald B. Christiansen	73,100	-	73,100
David A. DeCenzo	70,300	50,993	121,293
Joseph Stach	73,000	50,993	123,993

(1)
Mr. John Gilbertson, the Company’s Chief Executive Officer and President, also serves as a director of the Company.  Information regarding the compensation paid to Mr. Gilbertson is provided in the Summary Compensation Table of this Proxy Statement.

(2)
The aggregate number of option awards held by each of the directors as of March 31, 2011 is as follows: Kazou Inamori - 45,000; Kensuke Itoh –5,000; Makoto Kawamura – 25,000; Tetsuo Kuba – 10,000; Tatsumi Maeda – 15,000; Rodney N. Lanthorne - 45,000; Donald B. Christiansen – 30,000; David A. DeCenzo - 30,000; Joseph Stach - 45,000.

(3)
Reflects the aggregate grant date fair value of the options awarded during fiscal 2011, computed in accordance with FASB ASC Topic 718.  These options were granted pursuant to the 2004 Non-Employee Directors’ Stock Option Plan. The assumptions made in the valuation of stock options are set forth in Note 10 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

During the year ended March 31, 2011, each director who was not an employee of the Company or Kyocera was paid an annual director's fee of $32,500, an attendance fee of $2,700 per Board or committee meeting and reimbursement of travel expenses. The Chairman of the Audit Committee also received an additional $5,500 per year.  Each director who was an employee of Kyocera was paid an attendance fee of $2,700 per Board or committee meeting and reimbursement of travel expenses.  In addition, each director who is not an employee of the Company is eligible to receive stock options pursuant to the Non-Employee Directors'  Stock Option Plans, as described below.

AVX feels that it is important for members of the Board to be shareholders of the Company, to have an incentive to help the Company grow and prosper, and to share in that prosperity.  The 2004 Non-Employee Directors' Stock Option Plan authorizes the issuance of up to 1,000,000 shares of Common Stock, and provides for the grant of an option to purchase 15,000 shares of Common Stock to each director not employed by AVX (a “Non-Employee Director”) as of the date on which a Non-Employee Director is elected to the Board for the first time and every third anniversary thereafter.  In addition, options to purchase shares of Common Stock may also be granted from time to time upon prior approval by the Board.  The options become exercisable 33 1/3% one year after the date of the grant and an additional 33 1/3% at the end of each of the following two years, provided that in order to exercise the options, the Non-Employee Director must continue to be a director at the date of exercise.  However, if the Non-Employee Director's service terminates due to retirement, death or disability, his options shall thereupon become fully vested and remain outstanding and exercisable for their original term.  Options have an exercise price equal to the Fair Market Value (as defined in the plan) of the Common Stock on the date of grant.

The Deferred Compensation Plan for Eligible Board Members allows each director not employed by AVX or Kyocera (an "Outside Director"), at his election, to defer payment of certain portions of his compensation as a director.  Deferrals are invested in an AVX Phantom Share Unit Fund.  Each deferral is converted into a hypothetical investment in Common Stock using the price of the stock at each deferral period.  At the time of pay out of the deferred accounts, the Company disburses to the Outside Director an equivalent number of shares of Common Stock "purchased" by the Outside Director during the entire deferral period, increased for any hypothetical reinvested dividends declared during the deferral period.  The Plan authorizes the issuance of up to 250,000 shares of common stock.  An Outside Director's deferred account is paid, at the director's election, either on the 10th anniversary of each annual deferral or upon his ceasing to be a member of the Board of Directors. No directors are currently participating in the Plan.

Equity Compensation Plan Information

The following table provides information as of March 31, 2011 about the Common Stock that may be issued under all of the Company’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation plans approved by security holders	3,955,367	$14.08	8,472,500

Equity compensation plans not approved by security holders	--	--	230,754 (1)

(1)
Members of the Board of Directors who are not employees of AVX or Kyocera are eligible to defer their annual director's fee and attendance fees in an AVX Phantom Share Unit Fund under the Deferred Compensation Plan for Eligible Board Members (not approved by shareholders) based on the Fair Market Value of the Common Stock at each Credit Date (all as defined in the plan).  Payment of account balances to an eligible director (as prescribed in "Compensation of Directors" above) is payable in the form of a number of shares of Common Stock equal to the whole number of Phantom Shares Units (as defined) credited to such director under the plan.  See "Compensation of Directors" above for more information.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 31, 2011, the Compensation Committee was composed of Messrs. Itoh, Kawamura, Kuba and Stach and the Equity Compensation Committee was composed of Messrs. DeCenzo, Itoh, Kawamura, Kuba and Stach. During the fiscal year ended March 31, 2011, Mr. Itoh was an Advisor of the Board of Kyocera, Mr. Kawamura was Chairman of the Board of Kyocera and Mr. Kuba was President of Kyocera. Kyocera owns 121,800,000 shares, or approximately 72%, of the Company's outstanding Common Stock as of March 31, 2011, and has engaged in a significant number and variety of related company transactions with the Company.  The significant agreements between the Company and Kyocera are described under the caption "Relationship with Kyocera and Related Party Transactions" below.  For additional information concerning positions with Kyocera held by executive officers and directors of the Company, see "Proposal I – Election of Directors" above.  Except as described above, no member of the Board or the Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Report of the Audit Committee

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  During the fiscal year ended March 31, 2011, the Audit Committee met six times, and the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and independent registered public accounting firm prior to each public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company's internal controls.  The Audit Committee reviewed with the independent registered public accounting firm its audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees", as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm's examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended March 31, 2011, with management and the independent registered public accounting firm.  Management has the responsibility for the preparation of the Company's financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board or Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2011, for filing with the United States Securities and Exchange Commission. The Audit Committee also reappointed the independent registered public accounting firm, PricewaterhouseCoopers, for the fiscal year ending March 31, 2012.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Donald B. Christiansen, Chairman
Joseph Stach
David DeCenzo

Principal Independent Registered Public Accounting Firm Fees

As reflected in the table below, the Company incurred fees of $3,340,572 and $3,429,982 in fiscal 2010 and 2011, respectively, for services performed by PwC. Of these sums, $3,080,653 in fiscal 2010 and $3,065,808 in fiscal 2011 were for audit and audit related services. PwC did not perform any financial system consulting services in fiscal 2010 or 2011.

	2010	2011

Audit Fees (1)	$3,067,688	$3,051,262
Audit Related Fees (2)	12,965	14,546
Tax Fees (3)	255,475	360,173
All Other Fees (4)	4,444	4,001
Total Fees	$3,340,572	$3,429,982

(1)
Audit Fees represent fees for the annual audit of the Company's financial statements, the audit of the Company's internal control over financial reporting, the review of the interim financial statements included in the Company's quarterly reports on Form 10-Q, and other services performed in connection with statutory and regulatory filings.

(2)	Audit related fees consist primarily of attestation related services not required by regulatory and governmental agencies and employee benefit plan audits.

(3)	Tax Fees represent fees for consultation on tax matters and tax compliance services.

(4)	Other Fees represent fees related to miscellaneous services as well as online technical resources.

The Audit Committee of the Company's Board of Directors determined that the provision of non-audit services by PwC to the Company during fiscal 2010 and fiscal 2011 was compatible with maintaining the independent registered public accounting firm's independence.

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services (and the related fees and terms) to be provided to the Company by the independent registered public accounting firm.  The authority to pre-approve non-audit services may be delegated by the Audit Committee to one or more members of the Committee, who shall present any decision to pre-approve an activity to the full Committee at the first meeting following such decision.  None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Relationship With Kyocera and Other Related Party Transactions

Relationship With Kyocera

Since January 1990, the Company’s business has included transactions with Kyocera. Such transactions involve the purchase of resale inventories, raw materials, supplies, and equipment, the sale of products for resale, raw materials, supplies and equipment, the performance of subcontracting services, and the payment of commissions and dividends, as set forth in the table below (in thousands):

	Years Ended March 31,
	2009	2010	2011
Sales:
Product and equipment sales to affiliates	$16,790	$26,985	$28,077
Subcontracting activities	287	-	-
Purchases:
Purchases of resale inventories, raw materials, supplies, equipment and services	389,639	287,531	505,976
Other:
Dividends paid	19,488	19,488	23,142

One principal strategic advantage for the Company is its ability to provide a broad product offering to its customers.  The inclusion of products manufactured by Kyocera in that product offering is a significant component of this advantage.  In addition, the exchange of information with Kyocera relating to the development and manufacture of multi-layer capacitors and various other ceramic products benefits the Company.  An adverse change in the Company's relationship with Kyocera could have a negative impact on the Company's results of operations.  AVX and Kyocera have executed several agreements which govern the foregoing transactions and which are described below.

The Special Advisory Committee of the Board, composed of the independent directors (currently Messrs. Stach, DeCenzo, and Christiansen), reviews and approves any material agreements between AVX and Kyocera and any significant transactions between AVX and Kyocera not covered by such agreements. The committee is also responsible for reviewing and approving any other agreements and transactions between the Company and any related party that are or may be within the scope of applicable rules, regulations and guidance of the NYSE and Item 404 of Regulation S-K, if they arise.  The Special Advisory Committee operates under a written charter which sets forth the policies and procedures for such approvals.  In approving any such agreement or transaction pursuant to those procedures, the Special Advisory Committee must determine that, in its judgment, the terms thereof are equivalent to those to which an independent unrelated party would agree at arm’s-length or are otherwise in the best interests of the Company and its shareholders generally.  Each of the agreements described below contains provisions requiring that the terms of any transaction under such agreement be equivalent to those to which an independent unrelated party would agree at arm's-length.

Products Supply and Distribution Agreement.  Pursuant to the Products Supply and Distribution Agreement (the "Distribution Agreement") (i) AVX will act as the non-exclusive distributor of certain Kyocera-manufactured products to certain customers in certain territories outside of Japan, and (ii) Kyocera will act as the non-exclusive distributor of certain AVX-manufactured products within Japan. The Distribution Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least three months prior written notice.

Disclosure and Option to License Agreement.  Pursuant to the Disclosure and Option to License Agreement (the "License Agreement"), AVX and Kyocera exchange confidential information relating to the development and manufacture of multi-layered ceramic capacitors and various other ceramic products, as well as the license of technologies in certain circumstances.  The License Agreement has a term of one year with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Materials Supply Agreement.  Pursuant to the Materials Supply Agreement (the "Supply Agreement"), AVX and Kyocera will from time to time supply the other party with certain raw and semi-processed materials used in the manufacture of capacitors and other electronic components.  The Supply Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Machinery and Equipment Purchase Agreement.  Pursuant to the Machinery and Equipment Purchase Agreement (the "Machinery Purchase Agreement"), AVX and Kyocera will, from time to time, design and manufacture for the other party certain equipment and machinery of a proprietary and confidential nature used in the manufacture of capacitors and other electronic components.  The Machinery Purchase Agreement has a term of one year, with automatic one-year renewals, subject to the right of termination by either party at the end of the then current term upon at least six months prior written notice.

Other Related Party Transactions

Certain relocation benefits are being made available to certain of the Named Executive Officers that have relocated, or will be relocating, in connection with the Company’s headquarters move to Greenville, South Carolina.  During fiscal 2010, the Company purchased Kurt Cummings’ home near Myrtle Beach, South Carolina for a price of $534,000, which was the average of three independent appraisals.  The residence is being held for sale by the Company.

Compensation Committee and Equity Compensation Committee Report

The Compensation Committee and the Equity Compensation Committee believe the executive compensation program and the stock option program, respectively, are appropriate to accomplish the programs’ goals of attracting, retaining and motivating highly qualified management professionals.  The Compensation Committee and the Equity Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee and the Equity Compensation Committee recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year and March 31, 2011.

SUBMITTED BY THE COMPENSATION COMMITTEE AND THE EQUITY COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Kensuke Itoh, Chairman of Compensation Committee
Joseph Stach
Makoto Kawamura
Tetsuo Kuba

David DeCenzo, Chairman of Equity Compensation Committee
Kensuke Itoh
Joseph Stach
Makoto Kawamura
Tetsuo Kuba

Compensation Discussion and Analysis

The Company's executive compensation programs are designed to enable the Company to attract, retain and motivate highly qualified management professionals who are encouraged to work as a team to accomplish the Company’s goals and objectives.  The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization.  The Company believes that the relationship between executive compensation and Company performance will create a benefit for all shareholders.

The executive compensation programs have been developed by the Compensation Committee using various factors over time, which have sometimes included the use of outside consultants to review industry peer company executive compensation programs, although the Committee does not set compensation levels based on any particular benchmarking against a peer group. No such review was performed during the last three fiscal years. The Chief Executive Officer has historically played a significant role in the recommendation of the amounts of base salary, salary adjustments, incentive compensation and equity-based compensation to be paid to other members of executive management. The key elements of the executive compensation programs are base salary, annual incentive bonus and stock options, in addition to those benefits provided under the Company's retirement and deferred compensation plans.

The Compensation Committee or the Equity Compensation Committee, as applicable, reviews and approves each element of the Company's executive compensation programs and periodically assesses the effectiveness of the programs as a whole.  These programs cover the Chief Executive Officer, other Named Executive Officers, and all other senior management of the Company. Specifically, the Committees approve the salaries of all Named Executive Officers, cash awards under the Company's Management Incentive Plan ("MIP"), the grant of stock options under the Stock Option Plans, and the provision of any significant special benefits or perquisites to the Named Executive Officers. Each component of compensation for them, including those established for fiscal 2011, is set on a discretionary, not formulaic, basis taking into account a subjective assessment of the individual’s overall performance rather than specific corporate performance goals for all Named Executive Officers.

 Base Salary Program

The base salary program is, in general and for fiscal 2011 in particular, intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company. Each of the other Named Executive Officer's individual performance is reviewed by the Chief Executive Officer to arrive at annual merit increase recommendations taking into account the results of operations for the Officer’s area of responsibility. These merit increase recommendations are then reviewed by the Compensation Committee for reasonableness based on general economic factors, such as increases in the cost of living. The Chief Executive Officer’s base salary and merit increases from year to year are established by the Compensation Committee taking these same considerations into account. The salary increases for the Named Executive Officers effective April 1, 2010 took into account the Company’s improved operating performance in addition to the factors noted above.

Annual Cash Incentives - Management Incentive Plan

The MIP is intended to provide the Named Executive Officers and senior management incentive to continue and increase their efforts with respect to, and remain in the employ of, the Company. The MIP provides for annual cash incentive compensation based on the Company’s pre-tax financial performance and a subjective analysis of each Named Executive Officer’s individual performance.  Bonus awards are generally paid under the MIP during the summer following each fiscal year end if the Company's financial results, excluding special, unusual, restructuring or extraordinary items, exceed 90% of a pre-determined annual profit target.  The annual pre-tax profit target is established by the Compensation Committee no later than 90 days after the commencement of the performance period.  The target profits are typically based on improving on the prior year’s actual results taking into account general economic conditions.  Given the volatility of the electronics market, the target can be challenging.  For the fiscal year ended March 31, 2009, 64% of the profit target was achieved, and no bonuses were earned by the Named Executive Officers.  For the fiscal year ended March 31, 2010, the profit target was exceeded by 144%, and cash bonuses were earned under the MIP. For the fiscal year ended March 31, 2011, the pre-tax profit target of $200 million was exceeded by 71%.  The bonus awards for the fiscal year ended March 31, 2011 have not yet been determined.

The bonus awards for the Chief Executive Officer are determined as a percentage of salary (up to 150% of base salary) based on the Company’s financial results related to target profits and are paid currently in the summer when they are determined. The other Named Executive Officers' and senior management individual bonuses are determined by the Chief Executive Officer based on a subjective evaluation of each person’s annual performance. These bonuses are derived from a pool determined as a percentage of combined senior management salaries (up to 100% of combined base salaries) based on the Company’s financial results related to target profits.  The other Named Executive Officer bonuses are paid 75% currently in the summer when they are determined and 25% of the bonuses are earned and paid at the end of the following fiscal year, provided the officer is employed by the Company at the time.  The deferral element for such officers is intended to foster management continuity.

Long-Term Equity Incentives - Stock Option Plans

The Stock Option Plans are designed to reward Named Executive Officers, senior managers, and other key employees directly for increases in the long-term price of the Common Stock.  Each of the Stock Option Plans directly links the compensation of such officers and key employees to gains by the shareholders and encourages adoption of a strong stakeholder orientation in their work.

The Equity Compensation Committee approves option grants generally following each fiscal year end, but will consider grants at other times of the year if deemed necessary. The Chief Executive Officer recommends to the Committee the potential recipients and the number of options for each other key employee’s grant on a discretionary basis generally based on a subjective evaluation of that individual’s level of responsibility and performance. The Chief Executive Officer’s grants are established from year to year (including fiscal 2011) by the Equity Compensation Committee taking these same considerations into account. The Committee reviews and approves the final grant awards.  The grant awards in fiscal 2011 were generally consistent, for each key employee and in total, with the prior year grant awards.  The grant price is the fair market value on the date of grant approval, which is defined in the plans as the closing price on that date. The Company does not have any program or practice to time option grants to take advantage of the release of material, non-public information.  The vesting feature of the option awards is intended to address and mitigate the risk associating with employees giving undue attention to short-term business goals.

Family Income Assurance Plan

The Company has in effect a Family Income Assurance Plan for senior management. Coverage under this Company self-insured plan provides that, in the event of the death of a senior manager while employed by the Company, the officer’s surviving spouse, or estate, is entitled to receive the equivalent of two years base salary during the following 24 months.

Retirement and Other Benefits

Retirement, medical benefits and Board approved discretionary cash awards for senior managers are largely the same as those provided to the general salaried employee population applicable to each geographic region. The AVX Nonqualified Supplemental Retirement Plan was established to provide certain U.S. based senior management with supplemental retirement benefits, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits. Amounts contributed to this plan’s separate trust earn market-based returns depending upon the investment choices made by the participant. The investment choices are the same as available under the AVX Corporation Retirement Plan. Miscellaneous benefits offered to Named Executive Officers are designed to provide a safety net of protection against the financial catastrophes that can result from liability suits, illness, disability or death.

Certain relocation benefits are being made available to certain of the Named Executive Officers and other personnel that have relocated, or will be relocating, in connection with the Company’s headquarters move to Greenville, South Carolina.  Such relocation benefits for the Named Executive Officers may include purchasing of the employee’s prior residence at appraised value, reimbursement of house hunting, house closing, interim living and moving expenses, incidental allowances and related income tax “gross up” reimbursements.  These benefits have been designed to promote the timely relocation of the headquarters and to assist the Named Executive Officers with the cost and effort required to move their families.

Chief Executive Officer Employment Agreement

In addition to participation in the executive compensation programs, Mr. Gilbertson has an employment agreement that provides for a two-year advisory period upon retirement from the Company in order to assist with Chief Executive Officer transition issues. During this advisory period, he will receive total advisory payments equal to two times the amount of his base salary in effect on the last day of his full time employment. Such payments shall commence six months following his retirement and be paid thereafter in 18 equal monthly installments through the end of the advisory period. If Mr. Gilbertson dies prior to or during the advisory period, his heirs will be entitled to the payments he would have received.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts or types of compensation for our executive officers. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for some forms of compensation over $1 million paid to executive officers unless certain conditions are met. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We intend to use our best efforts to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Code. However, the Compensation Committee reserves the right to approve compensation that may prove not to be deductible when it believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of our employees.

EXECUTIVE COMPENSATION
The following table shows cash compensation paid and certain other compensation paid or accrued by the Company for the last three fiscal years to each of the Company's Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers ("Named Executive Officers") in all capacities in which they served.

Summary Compensation Table
Fiscal Year Ended March 31, 2011

	Fiscal	Salary	Bonus		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name & Position	Year	($) (1)	($) (1)		($) (5)	($) (6)	($) (7)	($) (8)(9)	($)
John S. Gilbertson (10)	2011	749,000	57,600	(2)	326,820	-	-	219,500	1,352,920
Chief Executive Officer	2010	707,000	54,400	(3)	218,270	1,060,300	-	118,900	2,158,870
and President	2009	706,000	51,750	(4)	355,320	-	-	113,300	1,226,370

Kurt Cummings
Vice President,	2011	281,000	21,100	(2)	65,364	70,100	-	116,851	554,415
Chief Financial Officer,	2010	255,000	19,400	(3)	39,289	210,400	-	120,760	644,849
Treasurer and Secretary	2009	255,000	18,100	(4)	53,298	25,050	-	68,200	419,648

C. Marshall Jackson	2011	341,000	27,000	(2)	52,291	46,200	-	79,666	546,157
Executive Vice President	2010	334,000	26,200	(3)	43,654	138,800	-	89,476	632,130
of Sales and Marketing	2009	334,000	25,400	(4)	88,830	16,250	-	73,200	537,680

Peter Venuto	2011	274,000	21,500	(2)	81,705	66,200	-	261,987	705,392
Vice President	2010	265,000	20,300	(3)	54,568	198,800	-	68,936	607,604
of Sales	2009	265,000	19,100	(4)	71,064	15,600	-	69,700	440,464

Peter Collis (11)	2011	242,000	-	(2)	65,364	84,000	192,700	21,800	605,864
Vice President	2010	224,000	-	(3)	43,654	252,000	533,600	19,100	1,072,354
of Tantalum	2009	240,000	-	(4)	71,064	14,300	(30,616)	15,700	310,448

(1)	Includes amounts earned but deferred by the executive officer at his election, pursuant to the AVX Nonqualified Supplemental Retirement Plan, (the “Supplemental Plan”).

(2)
The amounts shown include 50% of a benefit payable in the summer of 2011 with respect to fiscal year 2011 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to each U.S. salaried employee of the Company in an amount equal to 8% of such employee’s 2010 calendar year eligible earnings. The remaining 50% of this benefit will be earned and paid in the summer of 2012, provided the officer is employed by the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2010 that is payable in the summer of 2011, based on the officer’s continued employment with the Company at that time.

(3)
The amounts shown include 50% of a benefit paid in the summer of 2010 with respect to fiscal year 2010 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to each U.S. salaried employee of the Company in an amount equal to 8% of such employee’s 2009 calendar year eligible earnings. The remaining 50% of this benefit will be earned and paid in the summer of 2011, provided the officer is employed by the Company at that time. Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2009 that was paid in the summer of 2010, based on the officer’s continued employment with the Company at that time.

(4)
The amounts shown include 50% of a benefit paid in the summer of 2009 with respect to fiscal year 2009 in accordance with a determination by the Company’s Board of Directors to pay discretionary cash benefits to each U.S. salaried employee of the Company in an amount equal to 8% of such employee’s 2008 calendar year eligible earnings. The remaining 50% of this benefit was paid in the summer of 2010, based on the officer’s continued employment with the Company at that time.  Amounts shown also include 50% of a discretionary cash benefit with respect to fiscal year 2008 that was paid in the summer of 2009, based on the officer’s continued employment with the Company at that time.

(5)
Reflects the aggregate grant date fair value of the options awarded during fiscal 2011, computed in accordance with FASB ASC Topic 718. All stock options were granted pursuant to the 2004 Stock Option Plan. The assumptions made in the valuation of stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011.  No options have been forfeited by any of the Named Executive Officers.

(6)
Reflects for the Chief Executive Officer, 100%, and for all Named Executive Officers except the Chief Executive Officer, 75%, of the annual cash bonus award earned under the MIP determined based on the Company’s pre-tax financial performance and individual performance with respect to each fiscal year and for all Named Executive Officers except the Chief Executive Officer, 25% of the annual cash bonus award with respect to the previous fiscal year that was earned and paid in the current fiscal year, based on the officer’s continued employment with the Company at that time.  The MIP profit target was exceeded for the fiscal year ended March 31, 2011, but the related cash bonus awards earned have not yet been determined, and are therefore not included in the table.  These bonus amounts earned with respect to fiscal year 2011 are expected to be determined in July 2011.  No cash bonus award was earned under the MIP for the fiscal year ended March 31, 2009. For information regarding the MIP, see the narrative in the Compensation Discussion and Analysis in this Proxy Statement.

(7)
Reflects the aggregate of the increase or decrease for each fiscal year in actuarial present values of Mr. Collis’ accumulated benefits under the AVX Limited Pension Scheme (the “Defined Benefit Plan”.)  The underlying value is denominated in British Pounds.  This amount has been converted to US dollars using an average exchange rate of $1.56 per Pound for the fiscal year ended March 31, 2011.  See the Pension Benefits table and related narrative disclosure for information regarding the Defined Benefit Plan.

(8)
Reflects Company's contribution for the fiscal year ended March 31, 2011 on behalf of the respective Named Executive Officers pursuant to the terms of the Supplemental Plan and the AVX Corporation Retirement Plan (the "Retirement Plan") in the following amounts respectively:  John S. Gilbertson - $44,650 and $31,850; C. Marshall Jackson - $27,316 and $31,850; Peter Venuto - $22,537 and $31,850; Kurt Cummings - $23,501 and $31,850.

The investments in the Supplemental Plan have no above-market or preferential earnings. See the Nonqualified Deferred Compensation table and related narrative herein for information related to the Supplemental Plan.

Also reflects the value of automobile allowances and Company contributions to group life, disability, or excess liability insurance programs, respectively, as follows for fiscal 2011:  John S. Gilbertson - $24,000 and $24,000; C. Marshall Jackson - $14,400 and $6,100; Peter Venuto - $12,000 and $3,600; Peter Collis - $12,100 and $3,000; and Kurt Cummings - $12,000 and $3,000. The Company also provides the Named Executive Officers with certain medical benefits generally available to all salaried employees.

(9)
Includes relocation expenses, including incidental allowances, moving, house closing and house hunting costs and related income tax “gross up” reimbursements for fiscal 2011, in the following amounts, respectively, John S. Gilbertson - $95,000, Peter Venuto - $192,000 and Kurt Cummings - $46,500.

(10)	Mr. Gilbertson is a Named Executive Officer who also serves as a director. Mr. Gilbertson received no compensation for services as a director in any fiscal year presented.

(11)	Mr. Collis’ compensation is paid in British Pounds and has been converted to U.S. Dollars at a rate of $1.56, $1.60 and $1.72 per Pound for fiscal 2011, 2010 and 2009, respectively.

The following table sets forth information regarding grants of plan-based awards, including bonus opportunities under the MIP and options to acquire shares of Common Stock, granted to the Named Executive Officers during fiscal 2011.

Grants of Plan-Based Awards
Fiscal Year Ended March 31, 2011

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Option Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		(#) (3)	($) (4)	($)

John S. Gilbertson		354,000	(1)	707,000	(1)	1,060,300	(1)
	6/14/2010							100,000	13.70	326,820
Kurt Cummings		(2)		(2)		(2)
	6/14/2010							20,000	13.70	65,364
C. Marshall Jackson		(2)		(2)		(2)
	6/14/2010							16,000	13.70	52,291
Peter Venuto		(2)		(2)		(2)
	6/14/2010							25,000	13.70	81,705
Peter Collis		(2)		(2)		(2)
	6/14/2010							20,000	13.70	65,364

(1)
Reflects threshold, target and maximum payout opportunities under the MIP for the fiscal year ended March 31, 2011.  Mr. Gilbertson’s award is determined as a percentage of his salary (up to 150% of base salary) based on the Company’s achievement of pre-tax profit goals.  For information regarding the MIP, see the discussion in the Compensation Discussion and Analysis in this Proxy Statement.

(2)
The Named Executive Officers, other than Mr. Gilbertson, have the opportunity to share in a bonus pool that is established under the MIP and based on the Company’s achievement of pre-tax profit goals.  Individual bonus amounts for these Named Executive Officers are determined by the Chief Executive Officer based on a subjective evaluation of each executive’s annual performance.  The Company did not establish threshold, target and maximum bonus opportunities for these Named Executive Officers, and therefore no values are reported in this column. The MIP profit target was exceeded for the fiscal year ended March 31, 2011, but the related cash bonus awards have not yet been determined.  For information regarding the MIP, see the discussion in the Compensation Discussion and Analysis in this Proxy Statement.

(3)
Reflects the number of options to purchase shares of AVX common stock awarded to each Named Executive Officer during the fiscal year ended March 31, 2011 under the Company’s 2004 Stock Option Plan.  The options vest as to 25% of the shares one-year from the date of grant and as to 25% of the shares on each of the three succeeding anniversary dates, provided the officer continues to be employed by the Company or any of its subsidiaries.  There are no performance based conditions that are applicable to these options.

(4)	The exercise price is based on the closing market price on the grant date, as provided in the 2004 Stock Option Plan.

The following table sets forth information regarding unexercised options, both vested and unvested, for each Named Executive Officer outstanding at March 31, 2011. The Named Executive Officers do not hold any stock awards.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2011

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John S. Gilbertson	4/22/2002	100,000	-	19.46	4/22/2012
	9/9/2002	126,500	-	11.41	9/9/2012
	6/3/2003	100,000	-	11.92	6/3/2013
	5/14/2004	100,000	-	14.46	5/14/2014
	5/6/2005	100,000	-	11.30	5/6/2015
	6/23/2006	100,000	-	15.28	6/23/2016
	5/8/2007	75,000	25,000	17.88	5/8/2017
	5/15/2008	50,000	50,000	13.15	5/15/2018
	5/15/2009	25,000	75,000	9.60	5/15/2019
	6/14/2010	-	100,000	13.70	6/14/2020

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kurt Cummings	4/22/2002	10,000	-	19.46	4/22/2012
	9/9/2002	8,500	-	11.41	9/9/2012
	6/3/2003	10,000	-	11.92	6/3/2013
	5/14/2004	10,000	-	14.46	5/14/2014
	5/6/2005	10,000	-	11.30	5/6/2015
	6/23/2006	15,000	-	15.28	6/23/2016
	5/8/2007	11,250	3,750	17.88	5/8/2017
	5/15/2008	9,650	5,350	13.15	5/15/2018
	5/15/2009	4,500	13,500	9.60	5/15/2019
	6/14/2010	-	20,000	13.70	6/14/2020

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
C. Marshall Jackson	4/22/2002	25,000	-	19.46	4/22/2012
	5/14/2004	25,000	-	14.46	5/14/2014
	6/23/2006	25,000	-	15.28	6/23/2016
	5/8/2007	18,750	6,250	17.88	5/8/2017
	5/15/2008	12,500	12,500	13.15	5/15/2018
	5/15/2009	5,000	15,000	9.60	5/15/2019
	6/14/2010	-	16,000	13.70	6/14/2020

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Peter Venuto	4/22/2002	15,000	-	19.46	4/22/2012
	5/14/2004	20,000	-	14.46	5/14/2014
	6/23/2006	20,000	-	15.28	6/23/2016
	5/8/2007	15,000	5,000	17.88	5/8/2017
	5/15/2008	10,000	10,000	13.15	5/15/2018
	5/15/2009	6,250	18,750	9.60	5/15/2019
	6/14/2010	-	25,000	13.70	6/14/2020

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Peter Collis	4/22/2002	14,000	-	19.46	4/22/2012
	9/9/2002	4,400	-	11.41	9/9/2012
	6/3/2003	20,000	-	11.92	6/3/2013
	5/14/2004	20,000	-	14.46	5/14/2014
	5/6/2005	20,000	-	11.30	5/6/2015
	6/23/2006	20,000	-	15.28	6/23/2016
	5/8/2007	15,000	5,000	17.88	5/8/2017
	5/15/2008	10,000	10,000	13.15	5/15/2018
	5/15/2009	5,000	15,000	9.60	5/15/2019
	6/14/2010	-	20,000	13.70	6/14/2020

All option awards vest 25% on each of the first four anniversaries of the date of grant.

The following table sets forth information with respect to options exercised and the aggregate dollar value realized upon exercise of the options during fiscal 2011 by the Named Executive Officers. The value realized on exercise reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Option Exercises

Fiscal Year Ended March 31, 2011

Option Awards
Name	Shares Acquired on Exercise	Value Realized on Exercise
	(#)	($) (1)
John S. Gilbertson	-	-
C. Marshall Jackson	86,250	273,544
Peter Venuto	42,850	141,667
Peter Collis	-	-
Kurt Cummings	-	-

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

The following table sets forth information regarding pension benefits information for a certain Named Executive Officer for fiscal 2011.

Pension Benefits

Fiscal Year Ended March 31, 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Peter Collis	AVX Limited Pension Scheme	38.5 years	$2,171,830

(1)	Present Value of Accumulated Benefit calculation is denominated in British Pounds. This amount has been converted to US dollars using an exchange rate of $1.56 per Pound at March 31, 2011.

The purpose of the AVX Limited Pension Scheme (the “Defined Benefit Plan”) is to provide a defined benefit pension at age 65 based on an accrual rate of 1/60th of final salary for each year of service.  The Defined Benefit Plan also provides certain benefits upon leaving service, early or late retirement, on death or ill health.  Final salary is the yearly average of pensionable pay over the two years prior to leaving service or retirement.  The normal retirement age is 65, upon which the participant automatically begins receiving his benefit.  The participant may retire early subject to Company consent, or at the Company’s request, in which case the accrued pension would be reduced to reflect early payment.  Alternatively, if the Company initiated the participant’s early retirement and the participant were to retire at the Company’s request, the participant’s accrued pension would be reduced by a factor of 3% for each year that the participant retires early.

The present value of accumulated benefit disclosed in the table above is based on the measurement date of March 31, 2011 and the calculation uses the assumptions disclosed in Note 10 in the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011.  Mr. Collis’ accumulated benefit increased during fiscal 2011 primarily as a result of his completion of another year of pensionable service.

The following table and narrative provides information related to the Company’s Supplemental Plan for fiscal 2011.

Nonqualified Deferred Compensation

Fiscal Year Ended March 31, 2011

	Executive Contributions in FY 2011	Company Contributions in FY 2011	Aggregate Gains/(Losses) in FY 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at March 31, 2011
Name	($) (1)	($) (2)	($)	($)	($)
John S. Gilbertson	55,918	44,650	44,591	-	2,679,159
Kurt Cummings	15,302	23,501	53,754	-	559,054
C. Marshall Jackson	15,171	27,316	221,539	-	2,773,669
Peter Venuto	14,811	22,537	32,947	-	347,456
Peter Collis	-	-	-	-	-

(1)	The amounts in this column are included in the Salary and/or Bonus columns of the Summary Compensation Table.

(2)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.

Under the Supplemental Plan, the participants select among the various investment options that are also currently available to employees of the Company participating in the Retirement Plan. The value of the participants’ balance fluctuates based on the performance of the investments. The market value of the trust is included as an asset and a liability on the Company’s Consolidated Balance Sheet as of March 31, 2011 as disclosed in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011 because the trust’s assets are available to the Company’s general creditors in the event of the Company’s insolvency.

Additional Plan information is detailed as follows:

Deferred Compensation Contribution
A participant may elect to defer all or a portion of his eligible compensation otherwise payable by the Company to such participant.  The participant can choose to have his deferrals credited to his Retirement Account and/or an In-Service Account.  The deferred amount will be withheld from each paycheck throughout the year.

Company Matching Contribution
On an annual basis, the Company will match participant contributions equal to 100% of the first 3% of the amount that is deferred in the Plan.  To receive any matching contributions, a participant must have received the maximum matching contribution available under the AVX Retirement Plan.  A participant’s eligible compensation for the purposes of receiving a Company Matching Contribution in the Plan can not exceed the annual dollar limit established by the Plan Administrator.

Non-discretionary Contribution
The Company will make an annual contribution equal to 5% of eligible compensation between $245,000 (i.e., the IRS Compensation Limit for 2010) and $600,000.

Discretionary Contribution
The Company may make an annual contribution between 0% - 5% of eligible compensation between $245,000 (i.e., the IRS Compensation Limit for 2010) and $600,000.  The contribution amount is subject to approval by the Company’s Board of Directors.

Vesting
Each participant shall be fully vested and have a non-forfeitable interest in his account.

Payment of Benefits
A participant’s Retirement Account balance shall be payable to the participant or beneficiary upon the earlier of such participant’s separation from service, disability or death in a lump-sum payment or in installments over a period not to exceed 10 years, as selected by the participant.  A participant’s In-Service Account balance will be paid to the participant in a single lump-sum on a date previously elected by the participant.

Potential Payments Upon Termination

The Company has an employment agreement with its Chief Executive Officer, Mr. Gilbertson.  The Company does not have any employment or severance agreements with the other Named Executive Officers.  The following discussion summarizes the value of payments and benefits that the Named Executive Officers would be entitled to receive assuming that a termination of employment under various circumstances had occurred on March 31, 2011.

In the event of a termination of employment due to death, disability or retirement, all outstanding stock options held by the Named Executive Officers would become fully vested.  The intrinsic value of the stock options that would become vested upon such termination (calculated based on the excess of the fair market value of the underlying shares as of March 31, 2011 over the exercise price of the options) is as follows:  Mr. Gilbertson, $607,250; Mr. Cummings, $105,301; Mr. Jackson, $121,010; Mr. Venuto, $147,413; and Mr. Collis, $121,450.  In the event of a termination of employment for any reason, the Named Executive Officers would be entitled to a payout of their vested balance under the Company’s Supplemental Plan, which amounts are reflected in the Nonqualified Deferred Compensation table.  In the event of the death of a Named Executive Officer while actively employed, the person’s spouse or estate would continue to receive that person’s base salary for the ensuing two years.  In addition, upon his retirement from the Company, Mr. Gilbertson would be entitled to receive payments during a two-year advisory period equal to his most recent base salary as a full-time employee.  Assuming Mr. Gilbertson had retired as of March 31, 2011, the sum of these payments would have been approximately $1,498,000.

Shareholder Proposals

If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the annual meeting of shareholders expected to be held in July 2012 or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than February 10, 2012.

In general, in order to be considered timely under the Bylaws of the Company, shareholder proposals intended to be presented at an annual shareholders meeting, including proposals for the nomination of directors, must be received by the Company no earlier than April 21, 2012 and no later than May 21, 2012 (not earlier than 90 days nor later than 60 days prior  to the anniversary of the preceding year’s annual meeting of shareholders); provided, however, in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Company no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made.

Proxy Solicitation

The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Common Stock.  Solicitation will primarily be made by mail, but proxies may be solicited personally by the Company's officers, directors or employees, by telephone or by facsimile.  The costs and expenditures in connection with the solicitation of security holders are only those normally expended for a solicitation for an election of Directors in the absence of a contest.

The Company's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments filed with or furnished to the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act are available free of charge on the Company's website at www.avx.com as soon as reasonably practicable after being filed with the SEC. To view the reports from the Company’s website, go to “Corporate Information,” then “Investor Relations,” then “Financial Reports.”

By order of the Board,

Kurt Cummings
Corporate Secretary